UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 2, 2015
Kemper Corporation
(Exact name of registrant as specified in its charter)

Commission File Number: 001-18298

DE	95-4255452
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
One East Wacker Drive, Chicago, IL 60601
(Address of principal executive offices, including zip code)
312-661-4600
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1. – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On June 2, 2015, Kemper Corporation ("Kemper") executed an Amendment and Restated Credit Agreement (the "Amended and Restated Credit Agreement"), by and among Kemper, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, and Wells Fargo Bank, National Association and Fifth Third Bank, as co-syndication agents. J.P. Morgan Securities LLC and Wells Fargo Securities, LLC served as joint bookrunners and joint lead arrangers. The Amended and Restated Credit Agreement, a $225 million, five-year revolving credit facility, is an amendment and restatement of Kemper's existing $225 million four-year credit facility that was effective March 7, 2012, as subsequently amended, and set to expire on March 7, 2016 (the "Original Agreement").

The Amended and Restated Credit Agreement includes an accordion provision under which Kemper may request increases to expand the facility up to a maximum facility limit of $300 million during the term, which will expire on June 2, 2020. Proceeds under the Amended and Restated Credit Agreement can be used for general corporate purposes, including the repayment of existing indebtedness. On the effective date, June 2, 2015, no borrowings were outstanding under the Original Agreement or the Amended and Restated Credit Agreement.

The Amended and Restated Credit Agreement contains covenants generally consistent with those in the Original Agreement, with revisions to several covenants and various other provisions, including the following changes (capitalized terms used below are defined in the Amended and Restated Credit Agreement):

•
Cross default threshold for defaults in other material indebtedness was increased to $100 million from $75 million and the default threshold for judgments was increased to $100 million from $75 million;

•	Permitted indebtedness owed pursuant to Federal Home Loan Bank borrowings was increased to $500 million from $250 million;

•	The definition of Required Lenders was decreased to Lenders holding more than 50% of all loans and revolving commitments from Lenders holding more than 66⅔% of all loans and revolving commitments;

•	Combined facility fee and borrowing rates were lowered by 12.5 basis points based on the Company’s current Level III status under the Pricing Schedule;

•
Provisions were added to enable loans to be denominated in Euro, Pound Sterling or Canadian Dollars or in US Dollars, and to determine Interest Rates with reference to either the Eurocurrency Rate or Alternate Base Rate, plus the Applicable Rate;

•	The aggregate letter of credit facility exposure limitation was reduced to $15 million from $25 million; and

•
The section on Swingline Loans was deleted, effectively removing the $20 million limitation on same day borrowing for loans denominated in US Dollars and accruing interest based on the Alternative Base Rate.

Some of the lenders under the Amended and Restated Credit Agreement and their respective affiliates have various relationships with Kemper to provide commercial banking, trust services, investment banking, underwriting and other financial services, for which they have and will receive customary fees and expenses.

The foregoing description of the Amended and Restated Credit Agreement is a summary and is qualified in its entirety by reference to the complete terms of the Amended and Restated Credit Agreement, which is incorporated herein by reference to Exhibit 10.1 of this Report on Form 8-K. Capitalized terms not defined herein shall have the meanings set forth in the Amended and Restated Credit Agreement. Representations and warranties made by and between the parties to the Amended and Restated Credit Agreement are intended solely for the benefit of the parties thereto; accordingly, investors should not rely upon such representations and warranties.
Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information contained above under "Item 1.01, Entry into a Material Definitive Agreement" is hereby incorporated by reference.
Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

10.1    Amended and Restated Credit Agreement, dated as of June 2, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kemper Corporation

Date:	June 8, 2015	/s/ C. Thomas Evans, Jr.
C. Thomas Evans, Jr.
Vice President, General Counsel and Secretary

Exhibit Index

10.1    Amended and Restated Credit Agreement, dated as of June 2, 2015